EXHIBIT 10.12
AMENDED AND RESTATED
FREESCALE SEMICONDUCTOR HOLDINGS
2007 EMPLOYEE INCENTIVE PLAN

1.	DEFINED TERMS
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and in the Award Agreements.

2.	PURPOSE
The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Awards.

3.	ADMINISTRATION
The Committee has discretionary authority, subject only to the express provisions of the Plan and the Award Agreements, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Except as otherwise provided by the express terms of an Award Agreement, all determinations of the Committee made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN
(a) Number of Shares. A maximum of 4,949,711 shares of Common Stock of the Company may be delivered in satisfaction of Awards under the Plan. The issuance of Shares, the payment of cash upon the exercise of an Award, the withholding of Shares in satisfaction of the exercise price of Stock Options or the withholding of Shares in satisfaction of tax withholding requirements shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards (or portion thereof) that are canceled, forfeited or otherwise terminated may be granted again under the Plan. Common Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.
(b) Type of Shares. Common Stock delivered under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company or any of its Affiliates and may include fractional shares of Common Stock.

5.	ELIGIBILITY AND PARTICIPATION
The Committee, based upon recommendations of the Company and it Affiliates, will select Participants from among those key Employees of the Company or its Affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Affiliates.

6.	RULES APPLICABLE TO STOCK OPTIONS
(a) General.
(1) Stock Option Provisions. The Committee will determine the terms of all Stock Options, subject to the limitations provided herein, and shall furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Stock Option. By entering into an Award Agreement, the Participant agrees to the terms of the Stock Option and of the Plan, to the extent not inconsistent with the express terms of the Award Agreement. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Committee.
(2) Transferability. Except as otherwise provided in the Shareholders Agreement or as the Committee otherwise expressly provides, Stock Options may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime, except as the Committee otherwise expressly provides, may be exercised only by the Participant.
(3) Vesting, Etc. The Committee may determine the time or times at which a Stock Option will vest or become exercisable and the terms on which a Stock Option requiring exercise will remain exercisable. Unless the Committee expressly provides otherwise, a vested Stock Option shall be exercisable only on or after the earlier to occur of (i) the date which is six

(6) months after the effective date of a Public Offering and (ii) the seventh anniversary of the date of grant. Without limiting the foregoing, the Committee may at any time accelerate the vesting or exercisability of a Stock Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Committee expressly provides otherwise in an Award Agreement, immediately upon the cessation of a Participant’s Employment all Stock Options will cease to be exercisable and will terminate, except that:
(A) subject to (B) and (C) below, all Stock Options held by the Participant or the Participant’s permitted transferees (as determined by reference to the Shareholders Agreement and applicable Award Agreement), if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;
(B) all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or Disability, to the extent then exercisable, will remain exercisable for the shorter of (i) the twelve (12) month period following the Participant’s death or Disability or (ii) the period ending on the latest date on which such Stock Options could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and
(C) all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment was for Cause.
(4) Taxes. The Committee will make such provision for the withholding of taxes as it deems necessary. The Committee may, but need not, hold back shares of Common Stock from a Stock Option or permit a Participant to tender previously owned shares of Common Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).
(5) Dividend Equivalents, Etc. To the extent consistent with Section 409A of the Code, the Committee may in its sole discretion provide for the payment of amounts in cash, or for other adjustments to a Stock Option, upon an Adjustment Event, with respect to Common Stock subject to a Stock Option.
(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, continued participation in the Plan, or any rights as a stockholder except as to shares of Common Stock actually issued under the Plan.
(7) Shareholders Agreement. Unless otherwise specifically provided, all Stock Options issued under the Plan and all Common Stock issued thereunder will be subject to the Shareholders Agreement.
(b) Exercise.
(1) Time And Manner Of Exercise. Unless the Committee expressly provides otherwise, a Stock Option permitting exercise by the holder will not be deemed to have been exercised until the Committee receives a notice of exercise (in form acceptable to the Committee) signed by the appropriate person and accompanied by any payment required under the Stock Option. If the Stock Option is exercised by any person other than the Participant, the Committee may require satisfactory evidence that the person exercising the Stock Option has the right to do so.
(2) Exercise Price. Except as otherwise permitted pursuant to Section 6(a)(5) or Section 7(b)(1) hereof, the exercise price of a Stock Option will not be less than the Fair Market Value of the Common Stock subject to the Stock Option, determined as of the date of grant.
(3) Payment Of Exercise Price. Where the exercise of a Stock Option is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Committee, or (b) if so permitted by the Committee, (i) through the delivery of shares of Common Stock that have a Fair Market Value equal to the exercise price, except where payment by delivery of shares of Common Stock would adversely affect the Company’s results of operations under Generally Accepted Accounting Principles or where payment by delivery of shares of Common Stock outstanding for less than six months would require application of securities laws relating to profit realized on such shares of Common Stock, (ii) where permitted by law, by delivery to the Company of a promissory note of the person exercising the Stock Option, payable on such terms as are specified by the Committee, (iii) at such time, if any, as the Common Stock is publicly traded, through a broker-assisted exercise program acceptable to the Committee, (iv) by other means acceptable to the Committee, or (v) by means of withholding of shares of Common Stock, with an aggregate Fair Market Value equal to (A) the aggregate exercise price and (B) unless the Company is precluded or restricted from doing so under debt covenants, minimum statutory withholding taxes with respect to such exercise, or (vi) by any combination of the foregoing permissible forms of payment. The delivery of shares of Common Stock in payment of the exercise price under clause (b)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

7.	EFFECT OF CERTAIN TRANSACTIONS
(a) Change Of Control. Except as otherwise provided in an Award Agreement, in the event of a Change of Control in which there is an acquiring or surviving entity, the Committee may, unless the Committee determines that doing so is inappropriate or unfeasible, provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the Award in the Committee’s good faith determination. In the event of a Change of Control (whether or not there is an acquiring or surviving entity) in which there is no assumption or substitution as to some or all outstanding Awards, the Committee shall preserve the intrinsic value of the Awards, provide for treating as satisfied any time-based vesting condition on any such Award or for the accelerated delivery of shares of Common Stock issuable under each such Award, or cancel any Award and, in connection therewith, pay an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) which, in the case of Stock Options, shall equal the excess, if any, of the Fair Market Value of the Shares subject to such Stock Options over the aggregate exercise price of such Stock Options, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following exercise or cancellation of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Change of Control. Except as otherwise provided in an Award Agreement, each Award (unless assumed pursuant to the first sentence of this Section 7(a)), will terminate upon consummation of the Change of Control.
(b) Changes In, Distributions With Respect To And Redemptions Of Common Stock.
(1) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event (other than those described in Section 7(a)), the Committee will, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make adjustments to the maximum number of shares of Common Stock that may be delivered under the Plan under Section 4(a) and will also make appropriate adjustments to the number and kind of shares of stock, securities or other property (including cash) subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.
(2) Certain Other Adjustments. The Committee will also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.
(3) Continuing Application of Plan Terms. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	RESTRICTED CASH AWARDS
The Committee, in its sole discretion, may grant Restricted Cash Awards. Such Restricted Cash Awards shall be dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive payment upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Restricted Cash Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine all terms and conditions of such Restricted Cash Awards (including, without limitation, the vesting provisions thereof).

9.	LEGAL CONDITIONS ON DELIVERY OF COMMON STOCK
The Company shall, prior to delivering shares of Common Stock pursuant to the Plan or removing any restriction from shares of Common Stock previously delivered under the Plan, ensure that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Common Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. The Company and its Affiliates will be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares of Common Stock previously delivered under the Plan upon satisfaction or waiver of the conditions set forth in the preceding sentence and all other conditions of the Award Agreement. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may in good faith recommend to avoid violation of such Act. The Company may require that certificates evidencing Common Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Common Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

10.	AMENDMENT AND TERMINATION
The Committee, in it sole and absolute discretion, may at any time or times amend or alter the Plan or any outstanding Award and may at any time terminate or discontinue the Plan as to any future grants of Awards; provided, that the Committee may not, without the Participant’s consent, amend or terminate the terms of an Award or the Plan so as to affect adversely the Participants’ or a Participant’s rights under the Shareholders Agreement, an Award or the Plan. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Committee.

11.	WAIVER OF JURY TRIAL
By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection. therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

12.	ESTABLISHMENT OF SUB-PLANS
The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	SECTION 409A
It is intended that the terms of this Plan comply with Section 409A of the Code. If it is determined that the terms of this Plan have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights.

14.	GOVERNING LAW
Except as otherwise provided by the express terms of an Award Agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.
EXHIBIT A
Definitions of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Shareholders Agreement.
“Adjustment Event”: Either (i) a cash dividend with respect to shares of Common Stock paid to all or substantially all holders of shares of Common Stock, other than cash dividends in respect of shares of Common Stock declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following a Public Offering, or (ii) a substantially pro rata redemption or substantially pro rata repurchase by the Company, of all or part of any class of stock of the Company.
“Award”: any Stock Option or Restricted Cash Award granted pursuant to the Plan.
“Award Agreement”: A written agreement between the Company and the Participant evidencing an Award, which may, but need not, be executed or acknowledged by a Participant.
“Board”: The Board of Directors of the Company.
“Cause”: “Cause” as defined in the Shareholders Agreement.
“Change of Control”: Any of the following: (i) a Change of Control within the meaning of the Shareholders Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Committee”: The Board or, if one or more has been appointed, a committee of the Board. The Committee may delegate ministerial tasks to such persons as it deems appropriate.
“Common Stock”: Common shares of the Company, par value $.01 per share.
“Company”: Freescale Semiconductor Holdings I, Ltd., a Bermuda limited company.
“Disability”: “Disability” as defined in the Shareholders Agreement.
“Employee”: Any person who is employed by the Company or an Affiliate.
“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Committee provides otherwise, a Participant who receives an Award in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company and its Affiliates ceases. A Participant who receives an Award in any other capacity will be deemed to continue Employment so long as the Participant is providing services in such capacity. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Fair Market Value”: “Fair Market Value” as defined in the Shareholders Agreement.
“Participant”: A person who is granted an Award under the Plan.
“Partnership”: Freescale Holdings L.P., a Cayman Islands exempted limited partnership, together with any successor thereto.
“Plan”: Freescale Semiconductor Holdings 2007 Employee Incentive Plan as from time to time amended and in effect.

“Public Offering”: a public offering and sale of equity securities for cash pursuant to an effective registration statement under the Securities Act of 1933 and the rules promulgated thereunder, as amended from time to time.
“Qualified Institutional Investors”: “Qualified Institutional Investors” as defined in the Shareholders Agreement.
“Qualified Public Offering”: the first underwritten Public Offering (other than any Public Offering or sale pursuant to a registration statement on Form S-4, S-8 or a comparable form) in which the aggregate price to the public of all equity securities sold in such offering in combination with the aggregate price to the public of all equity securities sold in any previous underwritten Public Offerings (other than any Public Offering or sale pursuant to a registration statement on Form S-4, S-8 or a comparable form) shall exceed $750,000,000.

“Restricted Cash Award”: an Award granted pursuant to Section 8 of the Plan that is not denominated or valued by reference to Common Stock.
“Shareholders Agreement”: Shareholders Agreement by and among Freescale Semiconductor Holdings I, Ltd. and certain stockholders of Freescale Semiconductor Holdings I, Ltd. dated as of March 9, 2007.
“Shares”: Common shares of the Company, par value $.01 per share.
“Stock Option”: An option entitling the recipient to acquire shares of Common Stock upon payment of the exercise price.
“Voting Stock”: all classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.